EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8, No. 333-154818) and related Reoffer Prospectus pertaining to the Delta Air Lines, Inc. 2007 Performance Compensation Plan of our report dated February 28, 2008, with respect to the consolidated financial statements of Northwest Airlines Corporation included in Delta Air Lines, Inc.’s Current Reports on Form 8-K and Form 8-K/A dated October 31, 2008 and November 7, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Atlanta, Georgia
April 20, 2009